Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

SMART ONLINE, INC.,

iMART INCORPORATED,

AND

SHAREHOLDERS OF
iMART INCORPORATED

October 17, 2005

Page i

TABLE OF CONTENTS

1. DEFINITIONS.		1
2. PURCHASE AND SALE OF SHARES.		3
3. PURCHASE PRICE; PAYMENT.		3
3.1	Purchase Price.	3
3.2	Security for Purchase Price.	4
3.3	Post-Closing Adjustment to Purchase Price.	5
4. COMPANY ASSETS.		5
5. COMPANY OBLIGATIONS AND LIABILITIES.		7
6. REPRESENTATIONS AND WARRANTIES OF SELLERS AND COMPANY.		7
6.1	Shareholders of Sellers; Corporate Records.	8
6.2	Financial Statements.	8
6.3	Undisclosed Liabilities.	9
6.4	Accounts Receivable.	9
6.5	Material Adverse Changes.	9
6.6	Litigation.	11
6.7	Compliance: Governmental Authorizations.	12
6.8	Due Organization.	12
6.9	Taxes.	12
6.10	Agreements.	13
6.11	Title to Property and Related Matters.	14
6.12	Patents, Trademarks, Licenses.	14
6.13	Due Authorization.	14
6.14	Brokerage Fees.	15
6.15	Approvals Required.	15
6.16	Employee; Benefit Plans.	15
6.17	Environmental Matters.	17
6.18	Insurance.	18
6.19	Customers.	18
6.20	Contractors.	19
6.21	Change in Business.	19
6.22	Licenses and Permits.	19
6.23	Related Party Transactions.	19
6.24	The Premises.	20
6.25	Improper Payments.	21
6.26	Full Disclosure.	22
6.27	BWW Contract.	22
6.28	Subchapter S Distributions.	22

7. REPRESENTATIONS AND WARRANTIES OF BUYER.		23
7.1	Due Organization.	23
7.2	Due Authorization.	23

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7.3	Brokerage Fees.	23
7.4	Approval.	23
7.5	No Approvals Required.	23
7.6	Full Disclosure.	24
7.7	Tax Consequences.	24
8. COVENANTS OF THE PARTIES.		24
8.1	Disclosure Documents.	24
8.2	Access to Information.	24
8.3	Confidentiality.	24
8.4	Nondisclosure.	25
8.5	Public Announcements.	26
8.6	Consents.	26
8.7	Filings.	26
8.8	All Reasonable Efforts.	26
8.9	Notification of Certain Matters.	26
8.10	Bonuses and Fees.	26
8.11	Documents at Closing.	27
8.12	Interim Operations of Sellers.	27
8.13	Investment Representation and Restricted Stock.	27
8.14	Prohibition on Trading in Buyer Stock.	27
8.15	Independent Contractors.	28
8.16	Expenses.	28
8.17	Conduct of Company’s Business Following the Closing Date.	28
8.18	Parties’ Access to Records After Closing.	31
8.19	Prorations.	31
8.20	Competing Offers.	32
8.21	Distributions to Shareholders; Bonus to Purdy.	32
8.22	Tax Returns.	32
8.23	UCC Financing Statement.	32
8.24	Lock Box Withdrawals.	32
8.25	Further Assurances; Post Closing Assistance.	32
9. THE CLOSING.		33
9.1	Time and Place.	33
9.2	Deliveries by Sellers.	33
9.3	Deliveries by the Buyer.	34

10. INDEMNIFICATION.		35
10.1	Sellers.	35
10.2	Limitation on Liability.	37
10.3	Buyer.	38
10.4	Methods of Asserting Claims for Indemnification.	38
11. TERMINATION.		39

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12. ACTION BY SELLERS.		39
13. NOTICES.		40
14. MISCELLANEOUS.		40
14.1	Nature of Representations and Warranties.	40
14.2	Survival of Representations.	40
14.3	Entire Agreement.	41
14.4	Amendment.	41
14.5	Assignment.	41
14.6	Choice of Law; Venue.	41
14.7	Headings.	41
14.8	Construction.	41
14.9	Effect of Waiver.	41
14.10	Severability.	41
14.11	Binding Nature.	42
14.12	No Third-Party Beneficiaries.	42
14.13	Counterparts.	42
14.14	Facsimile Signature.	42
14.15	Rules of Construction.	42

Page iv

LIST OF SCHEDULES

2	List of Shareholders
3.1 (ii)	Acquisition Shares Distribution List
3.2	Projected Operating Expenses of Company
4	Excluded Assets
4(i)	Fixed Assets
4(ii)(A)	Common Law State and Federal Trademarks, Service Marks, Trade Names, Etc.
4(ii)(E)	Copyrights Registered with United States Patent and Trademark Office
4(ii)(G)	Domain Names
4(ii)(P)	Telephone, Facsimile, and Data Numbers
4(v)	Contracts
4(vi)	Premises Lease
4(vii)	Insurance Policies
4(viii)	Prepayments
4(ix)	Security Deposits
4(xiii)	Employees and Employment Agreements
5(i)	Liability and Obligations to Employees, Key Employees and Contractors
5(ii)	Litigation
5(iv)	Accounts Payable
5(v)	Taxes
6.2(a)	Financial Statements
6.2(a)(i)	Interim Financial Statements
6.3	Undisclosed Liabilities
6.4	Accounts Receivable
6.5	Material Adverse Changes
6.12	Potential Infringement Claims
6.16(a)	Employees
6.16(b)	Benefit Programs
6.17	Environmental Matters
6.19	Customers
6.20	Contractors
6.22	Licenses
6.23	Related Party Transactions
6.27	BWW Contract
8.17(e)	EBITDA for Fiscal Year 2004

Page v

LIST OF EXHIBITS

Exhibit A	Employment Agreement of Gary Mahieu
Exhibit B	Employment Agreement of Randy Purdy
Exhibit C	Lock Box Agreement
Exhibit D	Public Announcement
Exhibit E	Opinion of Sellers’ Counsel
Exhibit F	Non-Compete Agreement of Hak Jae Robert Chung
Exhibit G	Form of Non-Disclosure Agreement
Exhibit H	Certificate Policy on Insider Trading and Unauthorized Disclosures
Exhibit I	Certificate Code of Ethics and Disclosure Policy
Exhibit J	License Agreement
Exhibit K	Sellers’ Release
Exhibit L	Instruction Letter for Acquisition Shares
Exhibit M	Restricted Securities Letter

Page vi

STOCK PURCHASE AGREEMENT

AGREEMENT made this 12th day of October, 2005 by and among SMART ONLINE, INC., a Delaware corporation (the “Buyer”), iMART INCORPORATED, a Michigan corporation (the “Company”), and the SHAREHOLDERS of the Company (the “Sellers”).

RECITALS

A.    Company is engaged in the business of providing multi-channel electronic commerce systems.

B.    Sellers own one hundred percent (100%) of the capital stock of the Company (“Shares”) and desire to sell the Shares, and Buyer desires to purchase all of the capital stock of the Company represented by the Shares upon the terms and subject to the conditions herein set forth.

C.    The Company is entering into this Agreement in order to induce Buyer to consummate the transactions described herein.

D.    The Boards of Directors of each of the Buyer and the Company have approved this Agreement by resolutions duly adopted.

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound hereby the parties agree as follows:

1.    DEFINITIONS.

For purposes of this Agreement, the terms set forth below shall have the following meanings:

“Business”, means the business of providing multi-channel electronic commerce systems, as heretofore conducted by the Company, including any subsidiary or affiliate of the Company.

“Bonus Compensation Agreement” means the agreement dated October 7, 2005, between the Company and Randy Purdy.

“Broker Agreement” means the agreement dated March 8, 2005, with eBiz Brokers, Inc. (“eBiz Brokers”) , as amended on October 12, 2005.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing” means the transaction of the events set forth in Section 8 hereof.

“Closing Date” means the day on which the Closing is held as set forth in Section 8 hereof.

“Closing Date Balance Sheet” means the unaudited balance sheet of the Company as of the Closing Date prepared in accordance with GAAP containing all accruals, including but not limited to all payroll accruals (including bonuses, commissions and vacations).

“Closing Income Statement” means the unaudited income statement of the Company for the period January 1, 2005 through the Closing Date.

“Employment Agreements” means the Employment Agreement among the Buyer, the Company and Gary Mahieu in the form of Exhibit A, attached hereto and made a part hereof, and the Employment Agreement among the Buyer, the Company and Randy Purdy in the form of Exhibit B, attached hereto and made a part hereof.

“Financial Statements” mean the audited balance sheets as of December 31, 2002, and December 31, 2003, and the statements of operations and cash for the years ended December 31, 2002, December 31, 2003, and December 31, 2004.

“Fiscal Years 2003, 2004, 2005, 2006, and 2007”shall mean the years ended December 31, 2003, 2004, 2005, 2006 and 2007, respectively.

“GAAP” means United States generally accepted accounting principles, consistently applied.

 “Interim Financial Statements” mean the unaudited sheet as of June 30, 2005, and the statements of operations and cash flows for the six-month period ended June 30, 2005, prepared in accordance with GAAP.

“Installment Payments” means the installment payments described in Section 3.1(i) of this Agreement.

“Key Employee” means Gary Mahieu.

“Knowledge” means, with respect to the Company and the Seller Shareholders, the actual knowledge of the Seller Shareholders and, as to the Company, also the actual knowledge of Chris Harms, Randy Purdy, Kenton Taylor, Steve Gemmen, and David Korte, together with such additional knowledge as would be imputed to them, in their positions as owners, officers, employees, and consultants of the Company, upon due inquiry.

“Material Adverse Change” and “Material Adverse Effect” mean an event, transaction, condition or change which has had or would reasonably be expected to have a material adverse effect on the business, assets, operating results or financial condition of the Company, except any such effect resulting from or arising in connection with (i) the announcement, pendency or consummation of this Agreement or the transactions contemplated hereby (including any cancellations of or delays in customer offers, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (ii) changes or conditions affecting the software industry generally (other than any such change or condition that disproportionately affects the Company), (iii) changes in economic, regulatory or political conditions generally in the United States (including any changes resulting from or arising in connection with any outbreak or escalation of war, terrorism or other conflict) (iv)

changes in any of the U.S. financial markets, (v) changes in GAAP or any change in law applicable to GAAP or the interpretation or enforcement thereof, (vi) the taking of any action consented to in writing by the Buyer or (vii) any acts of, or on behalf of, the Buyer or any of its affiliates (other than the Company) after the Closing.

“Noncompetition Payments” means the noncompetition payments described in the Employment Agreements.

“Premises” means 1593 Galbraith Street, Grand Rapids, Michigan 49546.

“Purchase Price” has the meaning ascribed to it in Section 3.1 hereof.

“SEC” means the Securities and Exchange Commission.

“Seller Shareholders” shall mean Gary Mahieu and Christine Mahieu.

“Sellers” means all the shareholders of the Company, as set forth in Schedule 2 hereof.

Other capitalized terms used in this Agreement shall have the meanings ascribed to them in the Sections where such terms are initially used or in such other document referred to in this Agreement and attached to this Agreement as an Exhibit.

2.    PURCHASE AND SALE OF SHARES.

Upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, transfer, convey, and assign the Shares to Buyer, and Buyer shall purchase and acquire the Shares from Sellers, at the Closing and as of the Closing Date. Attached hereto and made a part hereof as Schedule 2, is a list of all of the shareholders of the Company (the “Shareholders”) and the number of Shares held by each Shareholder.

3.    PURCHASE PRICE; PAYMENT.

3.1    Purchase Price.  The purchase price for the Shares is five million one hundred thousand ($5,100,000) dollars (the “Purchase Price”) which shall be paid to the Sellers as follows:

(i)    Three million three hundred sixty-six thousand ($3,366,000) dollars in cash (a) one million six hundred eighty-three thousand ($1,683,000) dollars of which shall be paid in four equal installments of four hundred twenty thousand seven hundred and fifty ($420,750) dollars each to be paid on January 2, 2006, April 3, 2006, July 5, 2006 and October 2, 2006 and (b) one million six hundred eighty-three thousand ($1,683,000) dollars of which shall be paid on January 5, 2007; and

(ii)    Two hundred five thousand seven hundred sixty-seven (205,767) shares of the Buyers common stock (the“Acquisition Shares”), which shall be issued on the Closing Date as set forth on Schedule 3.1(ii) attached hereto and made a part hereof. All

Acquisition Shares, which are restricted shares, shall contain the following legend as appropriate for stock certificates:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECRUTIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR TRANSFERRED UNLESS THERE EXISTS AN EFFECTIVE REGISTRATION STATEMENT THEREFOR UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS OR THE ISSUER HEREOF HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL OF THE ISSUER, THAT SUCH SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR TRANSFER IS EXEMPT FROM REGISTRATION.

3.2    Security for Purchase Price.  As security for the Installment Payments, Buyer shall grant the Sellers a security interest in all proceeds received by the Company from the operations of the Business for the period of time during which the Installment Payments remain due and payable. The proceeds received by the Company shall be placed in a lock box account pursuant to the lock box agreement in the form of Exhibit C attached hereto (the “Lock Box Account” and “Lock Box Agreement”), and shall be released to make the following payments as they become due and payable to the extent there is a balance in the Lock Box Account: (i) all operating expenses of the Company (subject to the approval procedure provided in Section 8.17(e)) in accordance with the projected operating expenses set forth on Schedule 3.2, attached hereto and made a part hereof (the “Projected Operating Expenses”), (ii) all Installment Payments, and (iii) all Noncompetition Payments. All withdrawals from the Lock Box Account only upon the written authorization of both (a) Gary Mahieu, Christine Mahieu, or other person designated from time to time by the Sellers to act on their behalf with respect to the account, and (b) Michael Nouri, Scott Whitaker, or other person designated from time to time by the Buyer to act on the Buyer’s behalf with respect to the account. The term of the Lock Box Agreement shall begin on the Closing Date and terminate on January 5, 2007, provided that all the Installment Payments and Noncompetition Payments due and payable on or before January 5, 2007 have been made. Pursuant to the terms and conditions of the Lock Box Agreement, if the balance of the Lock Box Account exceeds five hundred thousand ($500,000) dollars at any time during the term of the Lock Box Agreement, then any such amount in excess of five hundred thousand ($500,000) dollars, reduced by the amount by which the Deferred Revenue (determined in accordance with GAAP) exceeds the Deferred Revenue balance on the Closing Date as set forth on the Closing Balance Sheet, shall be referred to as the “Lock Box Excess” and such Lock Box Excess, subject to Section 8.17(g), shall be released from the lock box and paid to the Buyer free and clear of any security interest of the Sellers. If Buyer wishes that the security interest of the Sellers in the proceeds of the Company be subordinated to a security interest held by a commercial lender, Buyer shall request the Sellers to subordinate their security interest. Sellers agree to discuss such a request in good faith but shall not be obligated to release their security interest. Buyer has the right exercisable at any time in its sole discretion to terminate the security interest provided for herein by (i) providing Sellers with an irrevocable letter of credit, (ii)

depositing cash in an escrow account with an escrow agent reasonably acceptable to Sellers in an amount equal to the remaining balance of the Installment Payments, or (iii) paying the remaining balance of the Installment Payments.

3.3    Post-Closing Adjustment to Purchase Price.  If the Company’s receipts during the period beginning on the Closing Date and ending on November 15, 2005, from accounts receivable identified in Schedule 6.4 exceed one hundred thirty thousand ($130,000) dollars, the Purchase Price shall be increased by the amount of the excess, but not by more than one hundred thirty-nine thousand five hundred ($139,500) dollars. The increase in the Purchase Price shall be paid by increasing the amount payable under Section 3.1(i) and allocating the increase pro rata among the Installment Payments.

4.    COMPANY ASSETS.

The Sellers shall cause the Company to retain all its assets and not to transfer any of its assets that have historically been owned or operated by the Company to conduct the Business, except for the assets set forth on Schedule 4, attached hereto and made a part hereof. Without limiting the foregoing, as of the Closing Date, the Company shall retain the right, title, and interest in and to the following tangible and intangible assets (collectively the “Assets”), and the Assets listed below shall be located at the Premises:

(i)    The machinery, equipment, fixtures, leasehold improvements, furniture, and other personal property set forth on Schedule 4(i), attached hereto and made a part hereof, including all computer equipment and software used by Company in the conduct of the Business (collectively, the “Fixed Assets”);

(ii)    The following intellectual property items: (A) the common law state and federal trademarks, service marks, trade names, trade logos and trade styles, all of which are listed on Schedule 4.1(ii)(A), attached hereto and made a part hereof, (B) the pending applications for registration or existing registrations on the Principal or Supplemental Register of the United States Patent and Trademark Office of any of Company’s marks or names, (C) the rights in any pending applications for registration of any of Company’s marks or names in any state or foreign country, (D) the rights in any pending applications for patent and all Company’s issued patents in this or any foreign country including any continuations or continuations-in-part of the applications for patent or improvements thereto, (E) the copyrights registered with the Library of Congress, all of which are listed on Schedule 4.1(ii)(E), attached hereto and made a part hereof, which also sets forth the registration number and document number for such copyrights, (F) the common law and statutory copyrights and registrations in this or any foreign country, (G) registered domain names, all of which are listed on Schedule 4.1(ii)(G), attached hereto and made a part hereof, (H) the software, source, object and executable code, manuals and materials used to operate, manage and facilitate the e-commerce capabilities of the website located at www.bayberrygifts.com (the “E-Commerce System”), (I) licenses, (J) inventions, (K) trade secrets, (L) all computer software used in connection with the Business, including source codes for current or former versions of software owned by Company or a subsidiary or other affiliate of Company that may be used for the operation of Company’s business, object and executable code, databases (except to the extent that the data belongs to customers), and third party computer software licensed by Company, (M) all technical and business confidential or proprietary information including but not limited to discoveries, know-how, and other business or technical confidential information that are used by Company or in connection with or related to the Business or that provide Company with a commercial advantage over any or all of its competitors, (N) all promotional, sales and advertising material, artwork, films, layouts, catalogues, brochures, descriptions of products or services, and package designs, (O) all client lists, customer lists, supplier lists, and prospect lists, (P) the telephone, facsimile, and data numbers listed on Schedule 4.1(ii)(P), attached hereto and made a part hereof, (Q) the right to the name iMART Incorporated and any other trade names currently or previously used by Sellers in connection with the Business, except for Bayberry Gifts, and (R) all goodwill related to any of the foregoing (collectively, the “Intellectual Property”);

(iii)    All of Company’s books and records, including all employee lists, all market and industry analyses, business development materials, all applicant data bases, all files, copies of all books of accounts and ledgers, and all other instruments and documents relating to the Business of the Company;

(iv)    All of the Company’s corporate, financial and fiscal books and records;

(v)    All leases and rental agreements, all accounts and trade receivables (including but not limited to those accounts receivables set forth on Schedule 6.4), all unperformed commitments and obligations owing to Company, all Company’s customer contracts, open quotes, agreements, purchase orders and the like, and all other instruments, contracts, and agreements of Company, all of which are set forth on Schedule 4(v), attached hereto and made a part hereof, (collectively the “Contracts”);

(vi)    The lease agreement between the Company and Credo Ventures, LLC, attached hereto and made a part hereof as Schedule 4(vi), which represents the Company’s leasehold interest in the Premises;

(vii)    All policies of insurance maintained by Company, all of which are set forth on Schedule 4(vii), attached hereto and made a part hereof (collectively, the “Insurance”);

(viii)    All prepayments on behalf of Company including all prepaid payroll, insurance premiums, and other statutory taxes, all of which are set forth on Schedule 4(viii), attached hereto and made a part hereof;

(ix)    All security deposits owed to Company, all of which are set forth on Schedule 4(ix), attached hereto and made a part hereof,

(x)    All intangible property rights and proprietary information of Company relating to Company’s operation of the Business (collectively, the “Proprietary Information”);

(xi)    All warranties, representations, and guaranties made by suppliers or vendors in connection with products or services furnished to the Company, or otherwise pertaining to the Business or affecting the Assets;

(xii)    All goodwill in connection with the Business, including all covenants not-to-compete, confidentiality or non-solicitation agreements running to Company; and

(xiii)    All employment agreements (whether written or oral) with the employees set forth on Schedule 4(xiii), which Schedule shall also contain the list of all employees employed by the Company (whether or not pursuant to an employment agreement) on the Closing Date with their respective salaries (collectively, “Employees”).

5.    COMPANY OBLIGATIONS AND LIABILITIES.

The Sellers shall cause the Company as of the Closing Date (i) to have only the obligations and liabilities listed below, whether or not contingent or due on, before or after the Closing Date (“Liabilities”) and (ii) to have fully performed and paid all liabilities that were due to be performed or paid on or prior to the Closing Date, whether or not the same are listed below:

(i)    Attached hereto and made a part hereof as Schedule 5(i) are all unpaid liabilities and obligations of Company accrued since its inception through the Closing Date for the Employees, the Key Employee, and Contractors including, if any, all earned but unpaid vacations, holidays, and bonuses; all unpaid liabilities and obligations of Company accrued since its inception and continuing after the Closing Date for the employees of Company who shall be terminated as of the Closing Date, including all earned but unpaid vacations, holidays, and bonuses, and severance obligations of Company, if any; all unpaid liabilities and obligations of Company under or arising out of the contracts or obligations listed on Schedule 6.16(a) or (b);

(ii)    Attached hereto and made a part hereof as Schedule 5(ii) are all liabilities and obligations of the Company with respect to any claim, demand, cause of action, suit, proceeding, judgment, loss, liability, damage, or expense against Sellers;

(iii)    All obligations and liabilities of the Company to third parties under the leases, rental agreements, licenses, registrations, and other contracts set forth on Schedule 4(v);

(iv)    Attached hereto and made a part hereof as Schedule 5(iv) are all accounts payable of the Company as of September 30, 2005;

(v)    Attached hereto and made are part hereof as Schedule 5(v) are all income taxes, payroll taxes, statutory federal, state, and local taxes and any taxes which may become due by virtue of the operation of the Business prior to the Closing Date, a change in Company’s accounting method or as a result of the sale contemplated by this Agreement.

6.    REPRESENTATIONS AND WARRANTIES OF SELLERS AND COMPANY.

The Sellers, jointly and severally, as a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, make the following representations and warranties to Buyer, which representations and warranties are true and correct in all respects on this date, and will be true and correct in all respects on the Closing Date as though made on and as of such date. All such representations and warranties are subject to all of the provisions of the Schedules and Exhibits attached to this Agreement.

6.1    Shareholders of Sellers; Corporate Records.

(a)    The Shareholders are, and will be on the Closing Date, the sole owners, of record and beneficially, of all the issued and outstanding shares of the Company’s capital stock, free and clear of all liens, encumbrances, claims, or rights of other parties (whether under option agreements, shareholder agreements, or otherwise). There are no outstanding (i) securities of the Company, convertible or exchangeable for shares of capital stock or equity securities of the Company, (ii) options, warrants, calls, or other rights to acquire from the Company, or other obligations, understandings, or arrangements of the Company to issue, any capital stock, equity securities, or securities convertible or exchangeable for capital stock or equity securities of the Company, (iii) voting agreements, proxies, voting trusts or other agreements with respect to voting the Shares or (iv) any agreements with respect to dividends. The Company has not declared any dividends which have not been paid and no dividends have accrued.

(b)    True, complete, and correct copies of the Articles of Incorporation, Bylaws and all minutes of the Company have heretofore been delivered to the Buyer, as such documents or instruments are presently in effect.

6.2    Financial Statements.  Except as disclosed in any note or qualification to any Financial Statement,

(a)    The Financial Statements for the fiscal years ended December 31, 2002, December 31, 2003, and December 31, 2004, are attached hereto and made a part hereof as Schedule 6.2(a). The Interim Financial Statements for the six-month period ended June 30, 2005, are attached hereto and made a part hereof as Schedule 6.2(a)(i). The Financial Statements and the Interim Financial Statements and the financial information contained therein (i) are in accordance with the books and records of the Company for the items reflected therein and accurately account for the financial condition and transactions of the Company, (ii) have been prepared by the Company in accordance with GAAP, and (iii) present fairly the assets, liabilities, and results of operations of the Company as of the dates and for the periods indicated, but the Interim Financial Statements are subject to year-end audit adjustments, if any. Since June 30, 2005 (the “Balance Sheet Date”), there has been no Material Adverse Change in the condition (financial or otherwise) of the Company, or of any properties or the Company’s Business, and the Company’s Business has been conducted only in the ordinary course. The Interim Financial Statements set forth in Schedule 6.2(a)(i) reflect all liabilities, contingent or otherwise, of the Company as of the Balance Sheet Date to the extent required by GAAP to be shown or reserved for, except performance obligations under executory contracts and other liabilities which have not historically been reflected on the Financial Statements. Such liabilities not so reflected were incurred in the ordinary course of business and, except as may be reflected on Schedule 6.5, do not in the aggregate have any Material Adverse Effect upon the condition, financial or otherwise, of the Company. The contingency, tax and other reserves reflected on the Financial Statements are adequate, appropriate and reasonable in accordance with GAAP.

(b)    All books and records of the Company, financial and other, are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices, and the financial records reflect all payroll accruals including but not limited to all bonuses, vacations, holidays, and other compensation.

6.3    Undisclosed Liabilities.  The Company does not have any liabilities or obligations of any nature, fixed or contingent, that are not shown or otherwise provided for in the Financial Statements and the Interim Financial Statements, except as set forth in Schedule 6.3, attached hereto and made a part hereof. There are no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 of the Financial Accounting Standards Board) of the Company that will not be adequately provided for. The Company is not a guarantor, indemnitor or otherwise liable for any indebtedness of any other person, firm, or corporation except as an endorser of checks received by the Company and deposited in the ordinary course of business.

6.4    Accounts Receivable.  Attached hereto as Schedule 6.4, attached hereto and made a part hereof, is a list of all accounts receivable and billable items not yet billed of Company and aging schedule pertaining thereto as of September 30, 2005. All of the accounts receivable and billable items not yet billed of Company now and on the Closing Date are bona fide accounts receivable of Company representing the sales price of (or other sums or fees receivable for or in respect of) goods, merchandise, or services sold or performed by Company in valid transactions in the regular course of its business to or for the benefit of its customers. Such accounts receivable are collectible in full and are not subject to offset or counterclaim or otherwise in controversy.

6.5    Material Adverse Changes.  Except as specifically stated in Schedule 6.5, attached hereto and made a part hereof, or required by this Agreement, from January 1, 2005 to the date of this Agreement, the Company has conducted the Business in the ordinary course and with the Company’s best efforts to maintain the business and the assets of the business, and to retain the employees. Furthermore from June 30, 2005 through the Closing Date, there has not been:

(a)    Any Material Adverse Change in the business, condition (financial or otherwise), results of operations, properties, assets, liabilities, earnings, accounts receivables or net worth of the Company for such period or at any time during such period;

(b)    Any other event or condition of any character which it is reasonable to expect will, individually or in the aggregate with other events or conditions, have a Material Adverse Effect on the future, the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business, accounts receivables, or prospects of the Company, or the Business, except for general economic conditions and other matters affecting the technology industry in which the Buyer and the Company operate;

(c)    Any issuance or agreement to issue any additional shares of common stock or any other voting security of the Company or any rights to acquire any such additional common stock or voting security, except for shares issuable upon exercise of previously granted employee stock options, which are reported in Section 6.1.

(d)    Any merger, consolidation or sale of assets or securities of the Company, or the authorization of the same, other than as contemplated in this Agreement, or any purchase of all or substantially all of the assets of any entity, or any other extraordinary corporate transaction;

(e)    Except as set forth in the Closing Balance Sheet, any indebtedness, guaranty or encumbrance on the assets of the Company;

(f)    Any damage, destruction, or loss (whether or not covered by insurance) affecting the company or its assets, properties, or business;

(g)    Any cancellation of any debts (except in the ordinary course of business) or any waiver of any material rights of value to the Company;

(h)    Any cancellation or material breaches on any existing contract of which Company is a party that would have a Material Adverse Effect on the Business of Company;

(i)    Any statute, rule, regulation, or order adopted by any federal or Michigan state governmental body, agency, or authority that adversely affects the company or the Business or the Company’s financial condition;

(j)    Except as permitted by the terms of this Agreement, any payment of bonuses or accrued salaries, nor any obligation to make any payment of bonuses or salaries, out of the ordinary course of business or agreements to materially increase the rate or terms of compensation payable or to become payable by Company to its directors, officers, or key employees; provided, however, that this subsection shall not restrict or limit the Company in any way from hiring additional personnel who are required for its operations;

(k)    Any transfer, lapse, or grant of any rights in the Company’s patents, trademarks, trade names, or copyrights or any disposition or, to the Company’s or Seller Shareholders’ Knowledge, disclosure to any person of any trade secrets relating to the Company’s Business;

(l)    Any modification, change, or termination of any contract or other document referred to in this Agreement or any of the Schedules hereto, or relating to the Company’s Business, or the failure to renew or extend any material contract relating to the Company’s Business, except in the ordinary course of business;

(m)    Any action which has increased the cost of the Company in funding or maintaining any employee pension or retirement plans or other employee benefit plans, except for general economic conditions and other matters affecting investment and insurance markets;

(n)    Any entering into, creation or allowance of any new mortgage, lien, or encumbrance on any assets of the Company other than the liens and encumbrances arising in the ordinary course of business;

(o)    Any increase or any change in any assumptions underlying or methods of calculating any bad debt, contingency, tax, or other reserves or any change in its accounting practices, methods, or assumptions (including changes in estimates or valuation methods);

(p)    Any lease or sublease of real property or the exercise of any purchase options or rights of first refusal contained in any lease or sublease, or the termination, surrender, cancellation, or assignment of any of its properties demised under any leases, or any part thereof;

(q)    Except as set forth in the Closing Balance Sheet, any incurring of any indebtedness for borrowed money, the entering into of any commitment to borrow money, or making any loans in respect to borrowed money to third parties, or the agreement to guaranty any obligations of third parties (other than in connection with the negotiation and collection of negotiable instruments in the ordinary course of business);

(r)    Any writing up or writing down of the value on its financial statements of any of the Company’s assets;

(s)    Any contracts entered into with third parties for services outside of the ordinary course of business or whose term, payment terms, or pricing are outside of the ordinary course of business;

(t)    Any notice oral or written from any customer, or any discussions with any customers, which would reasonably cause any of the Sellers to believe the customer has definite plans to significantly reduce or terminate the customer’s business with the Company after the Closing Date or to wish to renegotiate or otherwise change the terms and conditions (including, but not limited to, price) between the customer and the Company;

(u)    Any notice oral or written from any customer, or any discussions with any customers, which would reasonably cause any of the Sellers to believe the customer has definite plans to either develop the capability to provide or obtain the production and services currently provided by the Company from the internal resources of the customer or any affiliated person or entity or any third party vendor; and

(v)    Any agreement, whether in writing or otherwise, to take any action described in this Section 6.5.

6.6    Litigation.  Except as set forth in Schedule 5(ii) there are no actions, suits, claims, investigations, or legal, administrative, or arbitration proceedings pending or, to the Company’s or Seller Shareholders’ Knowledge, threatened against the Sellers or the Company, whether at law or in equity, or before or by any federal, state, municipal, local, foreign, or other governmental department, commission, board, bureau, agency, or instrumentality, or, to the Company’s or Seller Shareholders’ Knowledge, any basis for any such action, suit, claim, investigation, or proceeding. The Sellers is not subject to any judgment. Neither the Sellers nor the Company is not in violation of or in default under any order, judgment, writ, injunction, or decree of any federal, state, local, or foreign governmental or regulatory entity (or any department, agency, authority, or political subdivision thereof) or court or arbitrator. Set forth on

Schedule 5(ii) is a description of the settlement of any proceedings of the nature described in this Section 6.6 since January 1, 2004, together with a description of the amount and nature of each settlement.

6.7    Compliance: Governmental Authorizations.  The Company has not failed to file any report or return required by any government or governmental agency which failure would have a Material Adverse Effect on the Company, its assets or financial condition or results of operations of its business. The Company has complied in all material respects with all federal, state, local or foreign laws, ordinances, regulations, and orders applicable to its business, including without limitation, federal and state anti-trust, securities, banking collection, consumer protection, immigration, health, occupational safety and health, plant closing, pension, requirements of any Board of Fire Underwriters, laws and regulations.

6.8    Due Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan; it is qualified to do business and in good standing in each state where the properties owned, leased, or operated, or the business conducted, by it require such qualification except where failure to so qualify would not have a Material Adverse Effect on its financial condition, properties, business, or results of operations. The Company has the power to own its properties and assets and to carry on its business as now presently conducted.

6.9    Taxes.

(a)    Except as disclosed on Schedule 5(v), all (i) federal, state, local, or foreign tax returns (collectively, the “Returns”) required to be filed with respect to the properties, assets, operations, income, payroll and net worth of Company have been timely filed or appropriate extensions have been obtained and such Returns are true, correct, and complete in all material respects; (ii) all such tax returns have been prepared in accordance with all applicable laws and requirements, and accurately reflect taxable income (or other measure of Tax) of the Company, and (iii) all taxes and governmental charges, including, without limitation, any interest and penalties (collectively “Taxes”) due pursuant to such Returns or in connection with Company's operations have been paid or adequate provision therefore has been made on the Financial Statements. Except as disclosed on Schedule 5(v), there are no outstanding agreements or waivers extending the statutory period of limitation concerning any tax liability of Company, no examination of any Return of Company is currently in progress and no governmental authority has, within the last three (3) years, notified Company or Shareholders of any tax claim, investigation, or proceeding or conducted any audit. Except as disclosed in Schedule 5(v), all monies required to be collected or withheld by the Company for income taxes, social security, or other payroll taxes have been collected or withheld, and either paid to the appropriate governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Company and the Company is not liable for any taxes or penalties for failure to comply with any of the foregoing. Set forth on Schedule 5(v) is a list of all actions which have a material effect on the calculation of Taxes payable or with respect to the income, deductions, credits, allowances, or assets of the Company. The Company has not made, is not obligated to make, and will not, as a result of the transactions contemplated hereby, make or become obligated to make any “excess parachute payment” within the meaning of Section 280G of the Code (determined without regard to subsection (b)(4) thereof).

(b)    Except as disclosed in Schedule 5(v), there exist no grounds for the assertion or assessment of any additional Taxes against the Company or its Assets. No claim has been made by a taxing authority in any jurisdiction where the Company does not file tax returns or when the Company is or may be subject to taxation by that jurisdiction.

(c)    True, correct, and complete copies of all federal or state income tax returns, tax examination reports, and statements of deficiencies assessed against, or agreed to by, the Company with respect to the last two years have been delivered to Buyer.

(d)    The Company has not ever (i) joined in or been required to join in filing a consolidated or combined federal, state, or local income tax return, (ii) been the subject of a tax ruling that has continuing effect, (iii) been the subject of a closing agreement with any taxing authority that has continuing effect, or (iv) granted a power of attorney with respect to any tax matters that has continuing effect.

(e)    The Company is not a party to any tax-sharing agreement.

(f)    The Sellers are not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code and the regulations promulgated thereunder.

(g)    The Company does not own any interest in any entity characterized as a partnership for federal income tax purposes, and the Sellers do not own any interest in any such entity that is related to the Business.

(h)    Company has fully paid and has no liability, including liability arising out of any employer or co-employer arrangement, for payroll, social security or any other taxes related to any employee, co-employee or independent contractor.

(i)    Neither the Buyer nor the Company will have any Tax liability, whenever assessed, for Tax period ending on or before the Closing Date solely as a result of the transfer of the Shares to Buyer or the termination of the Subchapter S status of the Company.

6.10    Agreements.   Schedule 4(v) contains a true and complete list of all contracts, agreements, leases, mortgages, obligations, arrangements, restrictions, and other instruments to which the Company is a party or by which the Company or its assets may be bound. True and correct copies of all written items set forth on Schedule 4(v), and a memorandum describing in full each oral item or contract listed on Schedule 4(v), have been or will have been made available to Buyer prior to the date hereof. No event has occurred that (whether with or without notice or lapse of time) would constitute a default by the Company or Sellers under any of the contracts or agreements set forth in Schedule 4(v), and no other party has alleged the existence of any such default. Neither the Seller Shareholders nor the Company have Knowledge of any material default by the other parties to such contracts or agreements. Except as set forth in Schedule 6.5, no contract is presently expected to result in a loss to the Company upon completion or performance thereof or payment thereunder. No contract contains any covenant limiting or restricting the freedom of the Company to engage in any business or compete with any person. The Company has complied in all material respects with all other provisions of all such contracts.

6.11    Title to Property and Related Matters.  The Company has, and at the time of the Closing will have, good and marketable title to all of the Assets, and all additional assets, real, personal, and mixed, acquired by it after the date of this Agreement, of any kind or character, free and clear of any security interests, mortgages, liens, or encumbrances, except for liens for current taxes not yet delinquent. Except for matters that may arise in the ordinary course of business, all of the Company’s assets are in good operating condition and repair, reasonable wear and tear excepted, and all are owned, maintained and used in conformity with all applicable federal, state, and local laws, regulations, and ordinances (including but not limited to zoning, environmental, and occupational safety and health regulations). There does not exist any condition that materially interferes with the use thereof in the ordinary course of the business of the Company. All non-cash assets constituting, used principally in connection with, and necessary to the conduct of, the Company’s Business are owned or leased by the Company. None of the Company’s tangible personal property is subject to any contract for its sale to any party other than in the ordinary course of business, and none of the Company’s tangible personal property is subject to any contract for its use by any party.

6.12    Patents, Trademarks, Licenses.  Except as set forth on Schedules 4(ii)(A), (E) or (G), there are no trademarks, copyrights or patents owned by or licensed to the Company or Sellers. All trademarks, copyrights, or patents owned by the Company are free and clear of all liens, encumbrances, or claims of third parties and are not subject to any license. Schedule 4(ii)(A), (E) or (G) contains a complete list of the trademarks, service marks, trade names, domain names, fictitious names, symbols, logos, trade dress, copyrights, and patents used by the Company in connection with its business. The Company has adequate and sufficient rights, registered or unregistered, to use such intellectual property as currently used in its business, free and clear of any lien or competing rights or interests of other which would preclude or otherwise impair such use by the Company. Except as set forth on Schedule 6.12, the Company has not infringed upon any intellectual property rights of any third person or entity, including without limitation any patent rights, trademarks, trade names, copyrights, or other intellectual property rights and the operations of the Business as currently conducted do not infringe upon any trademark, trade name, copyright or patent of any third party. The Company has not received any claim of infringement of any trademark, trade name, copyright, patent application, or patent of any third party.

6.13    Due Authorization.  This Agreement has been duly authorized, executed and delivered by all the Sellers and constitutes a valid and binding agreement of all the Sellers, enforceable against the Sellers in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting, or affecting the enforcement of creditors rights generally, or by the application of equitable principles. The Company has been duly authorized to execute and deliver this Agreement. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will violate any order, writ, injunction, or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation, or acceleration under), any provisions of the Company’s Articles of Incorporation or Bylaws, the terms or conditions or provisions of any note, bond, lease, mortgage, or agreement of any kind to which any of the Sellers or the Company is a party or by which any of the Sellers or the Company or its properties may be bound, or violate in any material respect any statute, law, rule, or regulation applicable to the Company.

6.14    Brokerage Fees.  Except for eBiz Brokers, whose fees will be paid by the Sellers, neither the Company nor the Sellers have incurred, and will not incur, any liability for brokerage or finder’s fees or similar charges in connection with the transactions contained within this Agreement.

6.15    Approvals Required.  No approval, authorization, consent, order, or other action of, or filing with, any person, firm, or corporation or any court, administrative agency, or other governmental authority is required in connection with the execution and delivery by the Company or Sellers of this Agreement or the consummation by them of the transactions described herein, except to the extent that Sellers and Company may be required to file reports in accordance with relevant regulations under federal and state securities laws upon execution of this Agreement and/or consummation of the transactions contemplated hereby.

6.16    Employee; Benefit Plans.

(a)    Schedule 6.16 (a), attached hereto and made a part hereof, sets forth the number and names of the employees of Company as of the date hereof.

(b)    Company does not have any “employee benefit plans” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) . Schedule 6.16(b) identifies all programs, including, without limitation, any pension plans, health and welfare plans, life, disability, medical, dental or hospitalization insurance plans, sick-leave, vacation accrual or holiday plans, bonus, savings, profit-sharing or other similar benefit plans, deferred compensation, stock option, stock ownership and stock purchase plans covering employees or former employees of Company (“Benefit Programs”). Company does not sponsor or contribute to, nor has it ever sponsored or been required to contribute to, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA. As applicable with respect to each Benefit Program, the Company has delivered to the Buyer true and complete copies of (i) each Benefit Program, including all amendments thereto, and in the case of an unwritten Benefit Programs, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements, and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereof, (iv) the two (2) most recent summary annual reports, actuarial reports, financial statements, and trustee reports, and (v) all records, notices, and filings concerning (x) any governmental audit or investigations, (y) “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code and (z) “reportable events” within the meaning of Section 4043 of ERISA. There are no pending or, to the Company’s or Seller Shareholders’ Knowledge, threatened investigations or audits by governmental agencies or any claims by or on behalf of the Benefit Programs or by any employee of the Company alleging a breach or breaches of such plans, or fiduciary duties thereunder, violations of other applicable federal or state law with respect to the Benefit Programs or arising out of events relating to the employment of the employees of the Company, which could result in a monetary liability, or any material non-monetary liability, on the part of the Company under ERISA or any other law, nor, to the Knowledge of Sellers or the Company, is there any basis for such a claim.

(c)    Except as disclosed on Schedule 6.16 (a) Company does not have any written contracts, or oral contracts, including any employment, management, agency, or consulting contracts, with respect to any of its current, former, or retired employees.

(d)    Company is not a party to any collective bargaining agreement and there are no union organizational activities or efforts to effect a representation election pending or threatened.

(e)    Company has complied in all material respects with all applicable laws relating to the employment of labor, wages, hours, working conditions, fringe benefits, and the payment of withholding and social security taxes.

(f)    No present or former employee of the Company has any claim against the Company (whether under federal or state law, any employment agreement, or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary for any period other than the current payroll period, (c) vacation, time off, or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

(g)    Neither the Company nor any agent, representative or employee of the Company has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended, and there is not now pending or threatened any charge or complaint against the Company by the National Labor Relations Board or any representative thereof.

(h)    Company has not had any worker’s compensation claims asserted against it during the three (3) years preceding the date hereof.

(i)    With regard to Schedule 6.16(b):

(i)    All contributions to, and payments from, any Benefit Programs which may have been required in accordance with the terms of such Benefit Programs or any related document have been timely made. All such contributions to, and payments from, any Benefit Programs, except those to be made from a trust, intended to be qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required, shall be paid on or before the Closing Date.

(ii)    Neither the Company, nor any fiduciary, trustee or administrator of any Benefit Programs, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Benefit Programs which would subject any such Benefit Programs, the Company, the Sellers, or the Buyer to a tax, penalty, or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(iii)    All insurance premiums with respect to any insurance policy related to any Benefit Programs for any period up to and including the Closing Date shall have been paid on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, neither the Company nor the Buyer shall be subject to a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability.

(iv)    With respect to each Benefit Program that is a “group health plan” within the meaning of Section 607 of ERISA and/or that is subject to Section 4980B of the Code, the Company complies in all respects with the continuation coverage requirements of the Code and ERISA.

(v)    None of the Benefit Programs provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under Benefit Programs qualified under Section 401(a) of the Code. Company has not made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life, or disability coverage for any period of time beyond retirement or termination of employment, except for coverage mandated by law.

(vi)    Company’s execution of, and performance of the transactions contemplated by this Agreement, will not constitute an event under any Benefit Programs that will result in any payment (whether as severance pay or otherwise), acceleration, vesting, or increase in benefits with respect to any employee. None of the Benefit Programs provides for “parachute payments” within the meaning of Section 280G of the Code.

6.17    Environmental Matters.  Company is in compliance with all laws, rules and regulations relating to environmental protection and conservation (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, and the Superfund Amendments and Reauthorization Act of 1986, as amended and all applicable state laws pertaining to the environment), and neither Company nor the Sellers have received any notification of any asserted present or past failure to so comply with such laws, rules, or regulations. Company has obtained and is in compliance with all permits, licenses, and other authorizations required under federal, state, and local laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes (collectively “Environmental Requirements”). The Company does not have or presently use, possess, generate, treat, manufacture, process, handle, store, recycle, transport, or dispose of hazardous or toxic materials, substances, wastes, pollutants or contaminants (including, without limitation, petroleum, petroleum products, poly-chlorinated biphenyls), radioactive materials, asbestos or asbestos-containing materials in quantities or in a manner which requires any environmental permit or in a manner which has caused, causes, or threatens to cause a release. There are no circumstances which may interfere with or prevent continued compliance, or which may give rise to any liability, or otherwise form the basis of any claim, or investigation under Environmental Requirements, relating to the operation of Company’s Business. For the purpose of this Section, “hazardous substances” or “hazardous materials” shall include (1) hazardous substances as defined in the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and regulations thereunder, and (2) any substance for which state or local laws require the clean-up, removal, or other special handling of such materials or imposing liability based upon improper handling thereof. Except as disclosed on Schedule 6.17, neither the Premises, nor any other properties leased to the Company, nor any properties formerly owned, operated, or leased by the Company or any of its predecessors is listed or proposed for listing on any list maintained by any governmental agency of sites requiring remediation. The Company has not retained or assumed, by contract, law, or otherwise, any liability or responsibility for any environmental claims or conditions.

6.18    Insurance.  (a) Schedule 4(vii) contains a list of all policies of liability, environmental, crime, fidelity, life, fire, workers’ compensation, health, director, and officer liability and all other forms of insurance currently in effect and owned or held by Sellers, and identifies for each such policy, the underwriter, policy number, coverage type, premium, expiration date, and deductible. All of the insurance policies listed on Schedule 4(vii) are outstanding and in full force and effect and all premiums required to be paid with respect to such policies are currently paid. Such policies adequately insure the Company against liability (including products liability risks) and against risks of fire, theft, casualty, and vandalism.

(b)    With respect to each insurance policy listed on Schedule 4(vii):

(i)    Company has paid all premiums on or before the applicable due date, has not received any notice from any issuers of such policies that such policies have been terminated, cancelled, or are void, and Company has not submitted any claim for coverage under any such policy which has been denied on the basis that Company did not have a valid and binding insurance policy;

(ii)    Neither the Company nor any other party to any such policy is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy;

(iii)    Neither the Company nor the Buyer shall be subject to a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability; and

(iv)    No party to the policy has repudiated any provision thereof.

(c)    Except as set forth on Schedule 4(vii), all such insurance policies are on an “occurrence”, as opposed to a “claims made”, basis.

(d)    Except as set forth on Schedule 4(vii), all such insurance policies are sufficient for compliance with all requirements of law and the Contracts.

6.19    Customers.  Set forth on Schedule 6.19, attached hereto and made a part hereof, is a list of Company’s customers. No such customer has terminated or, to the Company’s or Seller Shareholders’ Knowledge, is presently threatening to terminate its relationship with Company, or to renegotiate or otherwise change the terms and conditions, including, without limitation, the price. The relationships between the Company and the customers listed on Schedule 6.19 are on a sound, commercial basis and the Company and Seller Shareholders have no reason to believe that the relationships with such customers will not continue without material change following the Closing. Except as set forth on Schedule 6.19, there are no commitments, special arrangements, promotional agreements, advertising programs, or similar arrangements with any customers of the Company.

6.20    Contractors.  With respect to the Company’s contractors, consultants, and other independent personnel set forth on Schedule 6.20, attached hereto and made a part hereof, the Company’s classification of the Contractors as independent contractors or employees is in full compliance with both Internal Revenue Service and applicable state and local laws, rules and regulations, and the Company has no liability for noncompliance with any such law, rule or regulations. Company has maintained, monitored, and continues to maintain and monitor those Contractors who are independent contractors to assure the Company’s compliance with Internal Revenue Service regulations.

6.21    Change in Business.  Neither the Seller Shareholders nor the Company have been informed of any facts which give it reason to believe that the services of contractors or personnel currently operating or employed in its business will not be available to Buyer for a reasonable period of time after the Closing for the continued conduct of the Company’s Business on substantially the same terms as at present (other than as requested by Buyer) or that business relations currently maintained by the Company with customers, suppliers, and others will not similarly be maintained.

6.22    Licenses and Permits.

(a)    Except as set forth on Schedule 6.22, attached hereto and made a part hereof, (i) the permits, licenses, and governmental authorizations described in Schedule 6.22 (collectively, “Licenses”) constitute all of the Licenses required for and utilized in the ownership and operation of the Business as it is currently being conducted, all of which are owned or held legally and beneficially by the Company; (ii) all Licenses are in full force and effect and good standing, and there are no violations of any Licenses; (iii) the Company or the Sellers have not received any notice to the effect additional Licenses are required by the Company; (iv) no consent, waiver, approval, license or authorization of or designation, declaration, or filing with any governmental agency authority or any third party is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of the transactions contemplated hereby; (v) no modification, suspension or cancellation of a License, or any proceeding relating thereto, is pending or, to the Knowledge of the Seller Shareholders or the Company, threatened with respect to a License; and (vi) the Company has complied with, and is currently in compliance with, all statutes, laws, ordinances, rules, regulations, judgments, decrees, and orders, of any court or governmental or quasi-governmental authority, to which it is subject or by which it is bound and which affect the Licenses.

(b)     The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby will not result in a revocation or suspension of, or require the amendment of, any License.

6.23    Related Party Transactions.  Except as set forth on Schedule 6.23, attached hereto and made a part hereof, neither the Sellers nor any officer, director, or employee of the

Sellers or the Company nor any member of any such person’s or any of their immediate family is presently a party to any transaction with the Company, including without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments (other than for services as officers, directors, or employees of the Company) to any such person, or to any corporation, partnership, trust, or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee, or partner. Except as set forth on Schedule 6.23, the Company is not indebted, directly or indirectly, to (a) any Seller or any officers, directors or employees of the Company or to any affiliate, other than in respect of items (and amounts) fully disclosed in the Closing Date Balance Sheet, or (b) any officer, director, employee, or trustee of the Sellers for any liability or obligation, whether arising by reason of stock ownership, or other written agreement or understanding or otherwise. Schedule 6.23 is a complete and accurate list of all employees of the Company owing more than $1,000 (except in respect of advances for business expenses, none of which exceeds $1,000 individual or $3,000 in the aggregate) in principal to the Company, setting forth the amounts owed, the applicable interest rates, description of the security, and the maturity dates of all such debts.

6.24    The Premises.

(a)    Schedule 4(vi) discloses a complete list, and a brief description of all of Company’s leased real property. All of the land, buildings, structures, and other improvements located on the Premises are used by the Company in the conduct of and as part of its business.

(b)    Except as indicated in Schedule 4(vi) Company has a valid leasehold interest in the Premises, free and clear of all mortgages, liens, encumbrances, leases, equities, security interests, pledges, claims, charges, easements, licenses, rights-of-way, covenants, conditions, restrictions, options, and adverse or equitable claims or rights whatsoever, except for liens, if any, for property taxes not yet due; provided that each lease is subordinated to the interests of the landlord’s mortgagees.

(c)    Except as indicated in Schedule 4(vi), with respect to the Premises:

(i)    To the Company’s Knowledge, there exists no fact or condition which, with the giving of notice or the passage of time or both, would result in the breach of any obligations of any landlord under any lease to which Company is a party;

(ii)    To the Company’s Knowledge, any so called hook-up fees and other associated charges assessed by utility companies have been fully paid and each such utility or other service is provided by a public or private utility or service company;

(iii)    To the Company’s Knowledge, each such building, structure, or other improvement on the Premises has direct access to a public street adjoining the real property on which such improvement is situated over the driveways and access ways currently being used in connection with the use and operation of such improvement, and no existing driveway or access way crosses or encroaches upon any property or property interest not leased by the Company;

(iv)    To the Company’s Knowledge, all buildings, structures, fixtures, and other improvements erected on such properties, and the present use thereof, conform in all respects with all applicable zoning, subdivision, building, land use, and other similar laws, codes, ordinances, rules, regulations, and orders of governmental authorities (or constitute a legal nonconforming use, the status of which would not be affected as a result of any transfer of the property by operation of law or otherwise), and applicable deed restrictions, and do not encroach on property of others;

(v)    The continued existence, use, occupancy, and operation of each such improvement, and the right and ability to repair and/or rebuild the same following damage or destruction by fire or other casualty, is not dependent on the granting of any special permit, exception, approval, or variance;

(vi)    There is no pending or, to the Company’s or Seller Shareholders’ Knowledge, threatened (a) change of such zoning or building laws, ordinances, regulations, or other laws adversely affecting any of the Premises or (b) condemnation of any such properties;

(vii)    Neither the Sellers nor the Company has received any notice from any governmental authority requiring work to be done or improvements to be made upon any of the Premises or has any Knowledge of the enactment or adoption of any ordinance or resolution by any such authority authorizing work or improvements for which such property may be assessed;

(viii)    No improvement or portion thereof (a) is dependent for its access, operation, or utility on any land, building, or other improvement not located on the Premises or (b), to the Company’s Knowledge, encroaches upon any property not included within the Premises or upon the area of any easement affecting the Premises; and

(ix)    To the Company’s Knowledge, there are no encroachments or other facts or conditions affecting any parcel comprising the Premises that would be revealed by an accurate survey or careful physical inspection thereof that would, individually or in the aggregate, interfere in any material respect with the use, occupancy, or operation of such parcel as currently used, occupied and operated.

(d)    Set forth on Schedule 4(vi) is a complete list of all lease agreements, subordination agreements, non-disturbance agreements, attornment agreements, or similar agreements executed by the Company and relating to the Premises, true and correct copies of which Company has delivered to the Buyer.

(e)    Company does not own any real property.

6.25    Improper Payments.  Except for non-cash gifts or transfers made in the ordinary course of business and not involving goods, services, or items with a value of more than $250, neither Sellers nor the Company, nor any officer, director, employee, or agent of Company, has at any time made gifts, gratuities, or payments in any other form, whether in cash, goods, or services, to any persons or entities whatsoever, in payment for, or intended to encourage, or which resulted in or may have resulted in or had the effect of obtaining, encouraging, or continuing the referral of persons or entities as customers of the Company's business, or obtaining, encouraging, or extending any contractual relationship, written or oral, for any of the same; nor has the Sellers or the Company or any officer, director, or, to the Knowledge of Sellers or Company, employee or agent of Company (i) entered into any arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs, or other forms of illegal or improper payments or remuneration have been or will be made, provided for or suffered, either directly, or indirectly through agents, brokers, distributors, dealers, or other intermediaries, to any person or entity or (ii) made any illegal or improper contribution of monies, services, or property to any political party, candidate, or elected official for any purpose.

6.26    Full Disclosure.  All Schedules, Exhibits and any other statements, charters, certificates, texts, lists, schedules, memorandum, records, documents, agreements, contracts, or any other materials or writings (collectively, “Statements”) furnished by the Sellers, or by the Company at the direction of the Seller Shareholders (including all Statements furnished by Chris Harms, Randy Purdy, Kenton Taylor, Steve Gemmen and David Korte), to Buyer (or to Buyer’s auditors, BDO Seidman, LLP, in connection with their audit of the Company’s financial statements) shall be deemed to have been furnished by the Sellers. The Seller Shareholders and the Company furnished to the Buyer’s auditors all information requested by the auditors in connection with their audit of the Company’s financial statements. None of the representations and warranties, or any other statement, made by the Sellers, or by the Company at the direction of the Seller Shareholders in this Agreement, including all Statements furnished by Chris Harms, Randy Purdy, Kenton Taylor, Steve Gemmen and David Korte, and including all Statements furnished or to be furnished by the Sellers or the Company pursuant hereto, is or will be materially incorrect or incomplete, or contains or will contain any material untrue statement of fact, and none of such representations, warranties, and Statements omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no material fact within the Knowledge of Sellers or the Company which Sellers or the Company have not disclosed in this Agreement, or in a Schedule hereto, or in a Statement, which has or may reasonably be expected to have a Material Adverse Effect on the Company, the Business, or the prospects, operations, earnings, assets, liabilities, or condition (financial or otherwise) of the Company. The representation and warranties made pursuant to this Section 6.26 shall be limited to the Knowledge of the Sellers, Seller Shareholders, or Company, as the case may be, if and only if such representations and warranties are so limited pursuant to another Section of this Agreement.

6.27    BWW Contract.  The parties to the form of contract contained in Schedule 6.27, attached hereto and made a part hereof, have been operating under the material terms of such contract from March 31, 2003, through the Closing Date (“BWW Contract”). The Sellers warrant that the BWW Contract will not be terminated by BWW before the first anniversary of the Closing Date. The Sellers further warrant that BWW will continue to purchase from the Company, until the first anniversary of the Closing Date, BWW’s requirements for products and services of the type now purchased from the Company under the BWW Contract.

6.28    Subchapter S Distributions. Prior to the Closing Date, the Company was a subchapter S corporation and thus made distributions to its shareholders. Such distributions were properly authorized and made, and neither the Company nor the Buyer have or shall have any liability for any taxes, penalties, interest or tax preparation fees as a result of such distributions, whether assessed before or after Closing.

7.    REPRESENTATIONS AND WARRANTIES OF BUYER.

As a material inducement to the Sellers and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Buyer does hereby make the following representations and warranties to the Sellers and the Company, which representations and warranties are true and correct in all respects at this date, and will be true and correct in all respects on the Closing Date as though made on and as of such date.

7.1    Due Organization.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; Buyer is qualified to do business and is in good standing in each state where the properties owned, leased, or operated, or the business conducted, by it require such qualification except where failure to so qualify would not have a Material Adverse Effect on the financial condition, properties, business, or results of operations of Buyer. Buyer has the corporate power and authority to own its property and assets and to carry on its business as now presently conducted.

7.2    Due Authorization.  This Agreement has been duly authorized, executed, and delivered by Buyer, and constitutes a legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will violate in any material respect any order, writ, injunction or decree of any court or governmental authority, or violate or conflict with in any material respect, or constitute a default under (or give rise to any right of termination, cancellation, or acceleration under), any provisions of Buyer’s Certificate of Incorporation or Bylaws, the terms or conditions or provisions of any note, bond, lease, mortgage, or agreement of any kind to which Buyer is a party or by which Buyer, or its respective properties may be bound, or violate in any material respect any statute, law, rule, or regulation applicable to Buyer. No consent or approval by any governmental authority is required in connection with the execution and delivery by Buyer of this Agreement or the consummation of the transactions contemplated hereby.

7.3    Brokerage Fees.  Except for CapTrust Financial Advisors, whose fees will be paid by Buyer, Buyer has not incurred, and will not incur, any liability for brokerage or finder’s fees or similar charges in connection with the transactions contained within this Agreement.

7.4    Approval.  The Boards of Directors of Buyer have approved the execution of this Agreement and the transactions contemplated hereby.

7.5    No Approvals Required.  No approval, authorization, consent, order, or other action of, or filing with, any person, firm or corporation or any court, administrative agency, or other governmental authority is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions described herein, except to the extent that the parties may be required to file reports in accordance with relevant regulations under federal and state securities laws.

7.6    Full Disclosure.  Buyer hereby incorporates by reference Buyer’s reports filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 since February 15, 2005 (“SEC Disclosure Documents”). No material fact required to be in such SEC Disclosure Documents is omitted from such SEC Disclosure Documents and such SEC Disclosure Documents do not omit to state any material fact necessary to make the statements therein not misleading.

7.7    Tax Consequences.  Buyer makes no representations as to the tax consequences of the transactions subject to the Agreement.

8.    COVENANTS OF THE PARTIES.

8.1    Disclosure Documents.

(a)    Buyer shall supply to Sellers the SEC Disclosure Documents of Buyer for inclusion in any document(s) in connection with seeking their approval of the transactions contemplated by this Agreement.

(b)    Sellers shall supply to Buyer the necessary information in writing, or cause the necessary information to be supplied in writing, relating to Sellers for inclusion in any documents or reports to be filed with the SEC or any regulatory agency in connection with the transactions contemplated by this Agreement.

8.2    Access to Information.  At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with the provisions of Section 11, Sellers and Company shall provide to the Buyer (and the Buyer’s authorized representatives) full access during normal business hours to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information, and other data and information of or relating to the Sellers and the Company (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the Buyer in conducting its due diligence investigation of the Company.

8.3    Confidentiality.

(a)    Confidentiality of Buyer-Related Information. With respect to information concerning Buyer that is made available to Sellers or Company in connection with this Agreement, Sellers and Company agree that they shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the transactions contemplated by this Agreement, and shall not disseminate or disclose any of such information other than to representatives who need to know such information for the sole purpose of evaluating the transactions to be undertaken pursuant to this Agreement (each of whom shall be informed in writing by Sellers or Company of the confidential nature of such information and directed by Sellers or Company to treat such information confidentially). If this

Agreement is terminated pursuant to the provisions of Section 11, Sellers and Company shall immediately return all such information, all copies thereof, and all information prepared by Sellers or Company based upon the same, upon Buyer’s request; provided, however, that one copy of all such material may be retained by Sellers’ outside legal counsel for purposes only of resolving any disputes under this Agreement. The above limitations on use, dissemination, and disclosure shall not apply to information that (i) is learned by Sellers or the Company from a third party entitled to disclose it; (ii) became known publicly other than through Sellers or the Company or any party who received the same through Sellers or the Company; (iii) is required by law or court order to be disclosed by Sellers or the Company (after notice and opportunity to oppose such disclosure); or (iv) is disclosed with the express prior written consent thereto of Buyer. Sellers or the Company shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subparagraph (a).

(b)    Confidentiality of Sellers-Related Information. With respect to information concerning Sellers or the Company that is made available to Buyer in connection with this Agreement, Buyer agrees that until the Closing it shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the transactions contemplated by this Agreement and shall not disseminate or disclose any of such information other than to their directors, officers, employees, shareholders, affiliates, agents, and representatives who need to know such information for the sole purpose of evaluating the transactions to be undertaken pursuant to this Agreement (each of whom shall be informed in writing by Buyer of the confidential nature of such information and directed by Buyer to treat such information confidentially). If this Agreement is terminated pursuant to the provisions of Section 11, Buyer shall immediately return all such information, all copies thereof, and all information prepared by it based upon the same, upon the Company’s request; provided, however, that one copy of all such material may be retained by Buyer’s outside legal counsel for purposes only of resolving any disputes under this Agreement. The above limitations on use, dissemination, and disclosure shall not apply to information that (i) is learned by Buyer from a third party entitled to disclose it; (ii) became known publicly other than through Buyer or any party who received the same through Buyer; (iii) is required by law or court order to be disclosed by Buyer (after notice and opportunity to oppose such disclosure); (iv) is disclosed with the express prior written consent thereto of Sellers; or (v) is disclosed upon advice of securities counsel to Buyer to comply with securities laws, rules or regulations. Buyer shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subparagraph (b);

8.4    Nondisclosure.  Neither Buyer nor Sellers nor Company shall disclose to the public or to any third party the existence of this Agreement or the transactions contemplated hereby or any other material non-public information concerning or relating to the other parties hereto, other than with the express prior written consent of the other parties hereto, except as advised by legal counsel to comply with applicable securities laws, law, or court order or to enforce the rights of such disclosing party under this Agreement, in which event the contents of any proposed disclosure shall be discussed with the other party before release; provided, however, that notwithstanding anything to the contrary contained in this Agreement, any party hereto may disclose this Agreement to any of its directors, officers, employees, shareholders, affiliates, agents, financial institutions, and representatives who need to know such information for the sole purpose of evaluating the transactions contemplated by this Agreement, to any party whose consent is required in connection with this Agreement, or any regulatory body where such disclosure is required under federal or state law.

8.5    Public Announcements.  Buyer and Sellers shall issue a joint press release in substantially the form of Exhibit D (“Press Release”) at such time as Buyer determines. Buyer may make such other public statements which Buyer’s counsel recommends for a public company. Buyer will notify Sellers prior to release of any such public announcements. Sellers shall not make any other public statements without the prior written approval of Buyer and Buyer’s counsel.

8.6    Consents.  Buyer, Company and Sellers shall cooperate and use their best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications, and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated by this Agreement.

8.7    Filings.  Buyer, Company and Sellers shall, as promptly as practicable, make any required filings, and Buyer, Company and Sellers shall promptly make any other required submissions, under any law, statute, order, rule, or regulation with respect to the transactions contemplated by this Agreement and the related transactions and shall cooperate with each other with respect to the foregoing.

8.8    All Reasonable Efforts.  Subject to the terms and conditions of this Agreement and to the fiduciary duties and obligations of the board of directors of Sellers and Buyer, each of the parties to this Agreement shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, as soon as reasonably practicable, to consummate the transactions contemplated by this Agreement.

8.9    Notification of Certain Matters.  Except with respect to the actions required by this Agreement, Sellers and Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to Sellers, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (b) any material failure of Sellers and Company, on the one hand, or Buyer, on the other hand, as the case may be, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement.

8.10    Bonuses and Fees.  Any and all accrued bonuses or other compensation over and above historic compensation levels which may be due and owing to the Sellers from the Company shall be discharged and the Company released from such obligations on or before the Closing Date.

8.11    Documents at Closing.  Each party to this Agreement agrees to execute and deliver on the Closing Date those documents identified in Section 9.

8.12    Interim Operations of Sellers.  Except as contemplated by this Agreement, including any Exhibits and Schedules hereto, during the period from the date of this Agreement and continuing until the Closing Date, the Company (i) shall carry on its businesses only in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present organizations of such business, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, and others having business dealings with it, (ii) shall not take any action, or fail to take any action, that is reasonably likely to result in any of their respective representations and warranties set forth in this Agreement becoming untrue as though such representations and warranties are made as of and on the Closing Date, (iii) will not authorize or consummate any dividends or distributions of any assets to Sellers, any consolidation, merger, sale of any of the assets other than in the ordinary course of business, or purchase of all or substantially all of the assets of any entity, or any other extraordinary corporate transaction, (iv) will not place any indebtedness or guaranty on the assets or place or allow any encumbrance on the assets and (v) will not terminate any material right or settle or agree to settle any litigation.

8.13    Investment Representation and Restricted Stock.  The Sellers are acquiring the Acquisition Shares for investment purposes and not with a view toward distribution. The Sellers and are sophisticated and experienced in investing in securities of companies like the Buyer and are “accredited investors” as defined in Regulation D of the Securities and Exchange Commission. All the Sellers are located within the State of Michigan and have no residence outside such State. Company has a total of three shareholders. Sellers acknowledge that the Acquisition Shares have not been registered under the Securities Act of 1933 (the “Act”) or any applicable state securities law and that the Securities may not be sold, assigned, pledged, hypothecated, or transferred, unless there exists an effective registration statement therefor under the Act and all applicable state securities laws or the Buyer has received an opinion of counsel, reasonably acceptable to counsel for the Buyer, or other reasonable assurances, that such sale, assignment, pledge, hypothecation, or transfer is exempt from registration. The Sellers understand that in the absence of an effective registration statement covering the Acquisition Shares or an exemption therefrom under the Act and all applicable state securities laws, the Acquisition Shares must be held indefinitely. In particular, the Sellers are aware that the Acquisition Shares may not be sold pursuant to Rule 144 promulgated under the Act, unless all conditions of Rule 144 are met. Among the conditions for the use of Rule 144 may be the availability of current and adequate information to the public about the Buyer. Buyer has no obligation to register the Acquisition Shares. The Buyer may put on the stock certificates representing the Acquisition Shares a legend relating to these restrictions.

8.14    Prohibition on Trading in Buyer Stock.  The Sellers acknowledge that the United States Securities Laws prohibit any person who has received material non-public information concerning the matters which are the subject matter of this Agreement or concerning Buyer generally from purchasing or selling the securities of Buyer, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Buyer. Accordingly, the Sellers agree that they will not purchase or sell any securities of Buyer, or communicate such material non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Buyer, until the later of (i) 72 hours following the filing of a Current Report on Form 8-K with the SEC announcing the Closing pursuant to this Agreement or (ii) confirmation from Buyer that the Sellers do not possess material nonpublic information about Buyer. Key Employee hereby agrees to comply with the Code of Ethics and Corporate Conduct, and Policy on Insider Trading and Unauthorized Disclosures of Buyer. If at any time after the Closing Date the Buyer registers any shares of common stock, and if Michael Nouri is allowed to participate in such registration, then the Sellers and other persons identified in Schedule 3.1(ii) shall also be allowed to participate in such registration; provided, however, this provision shall not apply to any Form S-8, or successor form, registration statement that includes Michael Nouri.

8.15    Independent Contractors.  If, with respect to any period prior to the Closing, any governmental authority (i) challenges the status as independent contractors of the contractors set forth on Schedule 6.20 or any other contractors of Company; or (ii) asserts the applicability to Company’s employees or contractors, including the Contractors set forth on Schedule 6.20, of statutes, ordinances, or regulations regulating the wages, working conditions and hours of employment of such individuals, then any payroll or other taxes and any interest or penalties attributable thereto and any liability for additional employment compensation and any fines or penalties connected therewith shall be the obligation of the Sellers subject to the exclusive remedy and limitations provided in Sections 10.1 and 10.2 hereafter.

8.16    Expenses. The parties shall bear their own expenses in connection with the transactions contemplated by this Agreement.

8.17    Conduct of Company’s Business Following the Closing Date.

(a)    Neither Sellers, nor an affiliate of Sellers, either prior to and including or subsequent to the Closing Date, nor any employee of Sellers or an affiliate of Sellers shall compete with Buyer or the Company in regard to the Business or any other business conducted by Buyer or Company, or an affiliate or subsidiary of Buyer or the Company for a period of four (4) years following the Closing Date.

(b)    The Employees and the Key Employee shall work exclusively for the Buyer or the Company, and shall terminate as of the Closing Date any employment, consulting, or service providing relationship of any nature with any other entity. No activity outside of the scope of the employment relationship with Buyer or Company shall be performed by the Key Employee and the Employees on the Premises. No records or files of any other entity shall be maintained on the Premises, and no resources of the Buyer or the Company shall be used for the benefit of any entity, other than the Buyer or Company. The parties acknowledge that the Key Employee is authoring a book, and has various real estate investments, and agree that such activities may continue after the Closing so long as they do not interfere with the Key Employee’s performance as the vice president and chief operating officer of the Company.

(c)    The Sellers covenant that they shall not directly or indirectly, on behalf of themselves or on behalf of any other person, firm, partnership, corporation, association or other entity, call upon any of the customers or clients of the Company or Buyer for the purpose of soliciting or providing any product or service similar to that provided by the Company or Buyer, nor will they, in any way, directly or indirectly, for themselves, or on behalf of any other person, firm, partnership, corporation, association, or other entity solicit, divert or take away, or attempt to solicit, divert, or take away any of the customers, clients, business, or patrons of the Company or the Buyer.

(d)    The Sellers covenant that they shall not directly or indirectly, on behalf of themselves or on behalf of any other person, firm, partnership, corporation, association or entity, contract with, induce or attempt to influence, any individual or entity who is an employee, contractor, agent or representative of the Company or the Buyer to terminate or otherwise impair her employment or relationship with the Company or the Buyer.

(e)    The Key Employee shall be the vice president and chief operating officer of the Company, and shall report directly to the President of the Company the Chief Executive Officer of the Buyer, or the person otherwise indicated by the Chief Executive Officer of the Buyer. As long as the Company’s cost of operations, EBITDA (earnings before interest, taxes, depreciation and amortization) as set forth on Schedule 8.17(e), and other financial performance parameters remain substantially similar to, or better than, the equivalent figures for the Company for 2004, the Key Employee shall be authorized (i) to operate the Company in accordance with the projected operating expense table set forth in Schedule 3.2, and (ii) enter into obligations and make payments thereunder on behalf of the Company in accordance with Schedule 3.2, which payments shall be made by the Key Employee on behalf of the Company, using the proceeds in the Lock Box Account to make such payments. Notwithstanding the above, except as contemplated by this Agreement, the Key Employee must obtain the approval in writing of the President of the Company or the Chief Executive Officer of the Buyer to (iii) make any payments or enter into any obligations on behalf of the Company that create a liability in excess of twenty thousand ($20,000) dollars, (iv) make and capital investment or enter into any transaction out of the ordinary course of business, (v) enter into any revenue producing contract with a total value in excess of fifty thousand ($50,000) dollars and (vi) commit the Company to provide services for a period of time greater than six (6) months. Until all amounts due Sellers pursuant to Section 3.1 of this Agreement are paid in full, and subject to the restriction herein contained, Key Employee shall make all decisions as the vice president of the Company with regard to the best interests of the Buyer, Company, and Sellers; provided, however, except as provided in the following sentence and subsections (h) and (i) below, that should there be a conflict among the interests of such parties, the Key Employee shall so inform the President of the Company or the Chief Executive Officer of the Buyer, and the President or Chief Executive Officer shall decide upon a course of action, subject to (vii) maintaining a minimum of $500,000 in the Lock Box Account or (viii) terminating the security interest as set forth in Section 3.2 should President’s or Chief Executive Officer’s decision materially affect the operations of the Company so as to render the earnings from operations to be substantially less than the amount set forth in Schedule 8.17(e). Notwithstanding anything to the contrary contained in this Section, any actions taken in good faith by the President of the Company to comply with the advice of legal counsel to the Company in regards to Michigan or federal laws, regulations or rules, or to change the administrative, legal, financial or human resource policies, practices and procedures of the Company to comply with such Michigan or federal laws, regulations or rules, as well as any rules, regulations or laws applicable to the Buyer that the Company is required to comply with, shall be deemed not to be a conflict among the interest of the parties, and therefore the provisions set forth in the preceding sentence shall not apply.

(f)    All outstanding stock options of the Company, whether held by the employees of the Company or others prior to the Closing Date, shall terminate on the Closing Date. The Employees shall be entitled to receive employee stock options of the Buyer on a case by case basis pursuant to the Buyer’s existing employee stock option plan. Buyer shall make available 100,000 options of its common stock for issuance to the Employees, which options shall be issued in the sole discretion of the Buyer.

(g)    For any calendar quarter commencing after September 30, 2005, to the extent that the Company’s revenues for any calendar quarter, calculated in accordance with GAAP, are greater than nine-hundred thousand ($900,000) dollars, and provided that there is a Lock Box Excess at the end of such calendar quarter, the (i) Sellers shall each be entitled to receive a payment representing fifty (50%) percent of the Lock Box Excess to the extent there is a balance due on the payment due and owing Seller under Section 3.1(i)(b), and (ii) Buyer shall be entitled to receive fifty (50%) percent of the Lock Box Excess. The balance due and owing the Sellers under Section 3.1(i)(b) shall be reduced by the amount of any payments made pursuant to this Section 8.17(g).

(h)    The Key Employee shall use his best efforts to a new lease of the Premises to the Company, on terms substantially equivalent to those in the Company’s existing lease dated July 19, 2000, for a period of 36-months, no later than 60 days after the Closing, and shall be authorized to execute the new lease on behalf of the Company, subject to the approval of the Buyer (which shall not unreasonably be withheld, conditioned, or delayed), despite the possibility that Key Employee may acquire the Premises from the landlord. Further, Key Employee shall have the right, despite any conflict of interest or fiduciary obligation to the Company or the Buyer, to acquire the Premises from the landlord subject to the lease of the Premises to the Company.

(i)    If any default in payment of the Installment Payments or Noncompetition Payments is not cured within ninety days (90) after receipt of written notice from the Sellers, then (i) the Key Employee shall be released from his obligations under Sections 7, 8 (as limited below), and 9 (as limited below) of his Employment Agreement, (ii) Randy Purdy shall be released from his obligations under Sections 7, 8 (as limited below), and 9 (as limited below) of his Employment Agreement, (iii) Hak Jae Robert Chung shall be released from his obligations under Sections 1, 2 (as limited below), and 3 (as limited below) of his Non-Compete Agreement, and (iv) the Key Employee shall be given a, royalty-free, nonexclusive license to use the iDA software and OneDomain, including the right to modify the software, effective beginning on the 91st day after the foregoing written notice of default and terminating eighteen months (18) thereafter. The foregoing releases shall become effective by lapse of time, without the need for any affirmative action by the Buyer or the Company. The foregoing releases under Section 8 of the Employment Agreements and Section 2 of the Non-Competition Agreement shall be strictly limited to information concerning OneDomain and the iDA software pertaining to the customers identified on Schedule 6.19. The foregoing releases under Section 9 of the Employment Agreements and Section 3 of the Non-Competition Agreement shall be strictly limited to Randy Purdy, Christine Mahieu and up to five other employees. The Sellers shall take reasonable steps at Buyer’s request to assist Buyer in retaining the customers identified on Schedule 6.19 for products other than OneDomain and iDA software. The remedy provided in this subsection (i) shall be in addition to all remedies the Sellers may have, at law or in equity, for default in payment of the Installment Payments or the Noncompetition Payments or any other breach by the Buyer or the Company.

(j)    The Buyer may cause the Company to reincorporate under Delaware law by merging with and into a Delaware corporation that is a wholly-owned subsidiary of the Buyer and formed by the Buyer for this purpose.

8.18    Parties’ Access to Records After Closing.  Sellers acknowledge that all customer lists, records, and other information pertaining to the Company, the Business, or its customers is proprietary, confidential information and that on and after the Closing Date, all such lists, records, and information shall be the remain the property of the Company. Sellers agree to deliver to the Company, all records in its possession relating to any of the assets, liabilities, or business of the Company for all time periods hereof ended on or prior to the Closing Date, or to the transactions contemplated herein. In the event that either party needs access to such records in the possession of the other party relating to any of the assets, liabilities, or business of the Company or to the transactions contemplated herein for the purpose of preparing income tax returns or financial statements or for complying with any audit request, subpoena or other investigative demand by any governmental authority, or for any civil litigation or any other legitimate purpose not injurious to the other party, each party will allow representatives of the other party reasonable access to such records during normal business hours at such party’s place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other party to make extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to and copies of original documents (at the requesting party's expense).

8.19    Prorations.

(a)    With respect to those charges (including, without limitation, lease payments, real estate taxes, water and sewer rents, if any, utility charges, telephone bills, and similar items) which relate to a period both prior to and subsequent to the Closing Date, any invoices or statements received by either party which cover such period shall be prorated by Buyer in good faith between Buyer and Sellers according to the number of working or calendar days, as applicable, in the period covered by such invoice or statement during which Buyer and Sellers, respectively, operated the Business and each shall pay its allocable share thereof, either directly or by way of reimbursement if the other party shall have paid the same, upon receipt of an invoice therefor or evidence of such payments, as applicable.

(b)    At the Closing, Sellers and Buyer shall adjust as necessary for any and all wages and payroll taxes (i) either paid by Sellers for periods subsequent to the Closing Date for the benefit of Buyer and/or those employees of Company who are employed by Buyer subsequent to the Closing Date or (ii) incurred by Sellers and paid by Buyer and relating to periods prior to the Closing Date, and shall adjust for other employment-related expenses with respect to such employees.

8.20    Competing Offers.  From the date of this Agreement until the Closing or termination hereof, the Sellers shall not solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning, any merger, acquisition, or purchase of any portion of the assets or Company or involving the stock of Company, other than as contemplated by this Agreement, except those which are consented to in writing by Buyer in its sole discretion; and to notify Buyer immediately if any such inquiries or proposals are received by, or such information is requested from, or any such negotiations or discussions are sought to be initiated with Sellers. In the event that Sellers violate this Section 8.20, then notwithstanding any other provision to the contrary in this Agreement, Sellers shall be responsible for paying all of Buyer’s legal, accounting, consulting, and other expenses related to the transactions contemplated by this Agreement.

8.21    Distributions to Shareholders; Bonus to Purdy.  The Buyer acknowledges, that Company is a subchapter S corporation and, as such, will make distributions to shareholders. The Buyer further acknowledges that the Company will pay bonus compensation to Randy Purdy pursuant to his Bonus Compensation Agreement, but such bonus compensation must be paid at or before the Closing.

8.22    Tax Returns.

The Sellers shall be responsible for the preparation and timely filing (without extension) of all corporate tax returns and tax reports required by law of the Company for all periods ending on or prior to the Closing Date. The Sellers shall pay the costs associated with such preparation. Copies of all such returns shall be delivered into the possession of the Buyer immediately upon preparation.

8.23    UCC Financing Statement.  From time to time after the Closing, and at the request of Sellers, the Buyer shall cause the Company to execute UCC financing statements, in customary form, for filing in such locations as necessary or appropriate, with respect to the security interest provided in Section 3.2 of this Agreement.

8.24    Lock Box Withdrawals.  The persons described in Section 3.2 whose written authorization is necessary for withdrawals from the Lock Box Account shall promptly execute such written authorizations as may be necessary or appropriate from time to time to authorize withdrawals from the Lock Box Account for the purposes described in Section 3.2, and shall not unreasonably withhold, condition, or delay such written authorizations.

8.25    Further Assurances; Post Closing Assistance.  At the Closing, and from time to time thereafter, Sellers shall, at the request of Buyer take whatever action that Buyer or counsel for Buyer may reasonably request, in order to more effectively transfer and convey the Shares to the Buyer and aid Buyer in the continued operation of the Business of the Company. Sellers shall, at the request of Buyer, cooperate with Buyer in sending a notice to Company's customers and suppliers to assist Buyer in continuing to enjoy good relationships with such customers and suppliers.

9.    THE CLOSING.

9.1    Time and Place.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be at 11:30 p.m. on October 17, 2005 (the “Closing Date”) at the offices of the Buyer. Closing may be by facsimile and email, except for the execution and delivery of stock certificates.

9.2    Deliveries by Sellers.  At the Closing and against the deliveries to be made by the Buyer pursuant to Section 9.3 hereof, Sellers shall deliver the following to the Buyer:

(i)    Stock certificates evidencing all the Shares, together with stock powers executed by the Seller in form and substance satisfactory to Buyer.

(ii)    A certified copy of resolutions of the Board of Directors and shareholders of Company authorizing the making, execution, and delivery of this Agreement and each of the agreements and instruments executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated hereby, together with an incumbency certificate, each of which shall be certified as true, correct and complete as of the Closing Date by the Secretary of Company;

(iii)    The opinion of counsel to Seller, in substantially the form of Exhibit E hereto;

(iv)    All consents and approvals required as set forth in this Agreement;

(v)    The Employment Agreement between the Buyer and Gary Mahieu substantially in the form of Exhibit A hereto duly executed by the Buyer and Gary Mahieu;

(vi)    The Employment Agreement between the Buyer and Randy Purdy substantially in the form of Exhibit B hereto duly executed by the Buyer and Randy Purdy;

(vii)    A Non-Compete Agreement between the Buyer and Hak Jae Robert Chung substantially in the form of Exhibit F hereto duly executed by the Buyer and Hak Jae Robert Chung;

(viii)    A Non-Disclosure Agreement between the Buyer and each of the Employees substantially in the form of Exhibit G duly executed by each of the Employees and the Buyer;

(ix)    A Certificate signed by each of the Employees and Key Employee in the form of Exhibit H certifying that each has read and agrees to the terms of the Insider Trading and Unauthorized Disclosures Policy of the Buyer;

(x)    A Certificate signed by each of the Employees and Key Employee in the form of Exhibit I certifying that each has read and agrees to the terms of the Code of Ethics and Disclosure Policy of the Buyer;

(xi)    A copy duly executed by Company of an Officers’ Certificate stating that the representations and warranties of Company and Sellers set forth in this Agreement are true and correct as of the Closing Date, and that all covenants of Sellers and Company to be performed at or prior to Closing have been duly performed;

(xii)    A good standing certificate with respect to Company issued by the Secretary of State for Michigan within ten (10) days prior to the Closing Date;

(xiii)    An Assignment from the Company to Christine Mahieu of BayBerry Gifts business, which means the business conducted through the website located at www.bayberrygifts.com, not including any portion of the E-Commerce System, effective prior to the Closing;

(xiv)    A License Agreement signed by the Company and Christine Mahieu in the form of Exhibit J hereto regarding the E-Commerce System;

(xv)    A Lock Box Agreement signed by the parties thereto in the form of Exhibit C;

(xvi)    A Release executed by Sellers and all employees in form of Exhibit K hereto;

(xvii)    Instruction Letter from the Sellers to Smart Online concerning the issuance of the Acquisition Shares in the form of Exhibit L hereto;

(xviii)   Restricted Securities Letter from Randy Purdy and eBiz Brokers to the Buyer in the form of Exhibit M hereto;

(xix)    The written resignations of the Sellers as directors and corporate officers of the Company, effective upon the Closing; and

(xx)    Such other documents as are reasonably requested by the Buyer in connection with the consummation of the transactions contemplated hereto.

9.3    Deliveries by the Buyer.  At the Closing and against the deliveries to be made by Sellers pursuant to Section 9.2 hereof, the Buyer shall deliver to Sellers the following:

(i)    The Acquisition Shares to be issued as set forth in Schedule 3.1 (ii);

(ii)    A certified copy of resolutions of the Boards of Directors of the Buyer authorizing the making, execution, and delivery of this Agreement and each of the agreements executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated hereto, together with an incumbency certificate, each of which shall be certified as true, correct and complete as of the Closing Date by the Secretary of the Buyer;

(iii)    Fully executed counterparts to any of the instruments to be delivered by Sellers or Company pursuant to Section 9.2 hereof that require execution by the Buyer;

(iv)    A copy duly executed by the Buyer of an Officers’ Certificate stating that the representations and warranties of Buyer set forth in this Agreement are true and correct as of the Closing Date, and that all covenants of Buyer to be performed at or prior to Closing have been duly performed;

(v)    The Employment Agreement between the Buyer and Gary Mahieu in substantially the form of Exhibit A hereto duly executed by the Buyer and Gary Mahieu;

(vi)    The Employment Agreement between the Buyer and Randy Purdy substantially in the form of Exhibit B hereto duly executed by the Buyer and Randy Purdy;

(vii)    A Non-Compete Agreement between the Buyer and Hak Jae Robert Chung substantially in the form of Exhibit F hereto duly executed by the Buyer and Hak Jae Robert Chung;

(viii)    A Non-Disclosure between the Buyer and each of the Employees substantially in the form of Exhibit G duly executed by each of the Employees and the Buyer;

(ix)    A Lock-Box Agreement signed by the Buyer, the Sellers and the Company in the form of Exhibit C;

(x)    A copy of the Buyer’s 2004 Equity Compensation Plan; and

(xi)    Such other documents as are reasonably requested by Sellers in connection with the consummation of the transactions contemplated hereby.

10.    INDEMNIFICATION.

10.1    Sellers.

(a)    The Sellers, jointly and severally to the extent provided in Section 10.2(a), shall indemnify, defend, and hold harmless Buyer from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages, or penalties and reasonable attorneys’ fees and related disbursements (collectively, “Claims”) incurred by Buyer or the Company which arise out of or result from (i) any misrepresentation, breach of warranty, or breach or non-fulfillment of any covenant of the Sellers, Seller Shareholders and/or the Company, the Employees, or the Key Employees contained herein or in the Schedules or Exhibits annexed hereto or in any other documents or instruments furnished or to be furnished by the Sellers, the Company, the Employees, or the Key Employees pursuant hereto or in connection with the transactions contemplated hereby or thereby, whether asserted by Buyer or the Company in its own right or asserted against Buyer or the Company by any third-party, or any allegation which, if true, would constitute a misrepresentation or breach or non-fulfillment of any such covenant of Sellers, the Company, the Employees, or the Key Employees (ii) any claims of any Seller or third-parties arising out of or relating to the ownership of the Company or operation of the Business by Sellers prior to the Closing, (iii) any claim made by a lender or any creditor of Company or any Seller against Buyer, including any claim that arises from the non-payment by Company’s customers, termination of contracts with Company’s customer, or termination of the business, (iv) any breach of any non-competition or non-disclosure obligations of Sellers, the Company, Employees, or Key Employees hereunder or in the Schedules annexed hereto or in any other documents or instruments furnished or to be furnished by the Sellers, Company, Employees, or Key Employees, (v) any liabilities of Company arising out of or relating to the ownership of the Company or operation of the Business by Sellers prior to the Closing, whether accrued, absolute, contingent, or otherwise, (vi) any claim made against the Buyer arising out of the contracts set forth in Sections 6.16 and 6.20 (with respect to products or services provided prior to the Closing) (vii) any claim made against the Company arising out of the contracts set forth in Sections 6.16 and 6.20 (with respect to products or services provided prior to the Closing), (viii) any liabilities of the Company arising out of the claims set forth in Schedule5(ii), including any costs incurred by the Company in its defense or otherwise pertaining to such litigation, (vii) any claims made by any lender, creditor, shareholder, customer or any other person or entity in relation to the merger of Winsoft Inc. with the Company pursuant to the certificate of merger filed on April 2, 2001, (ix) any claims made by any lender, creditor or customer in relation to Bayberry Company, (x) any liabilities as a result of any tax issues set forth in Schedule 5(v), (xi) the amount of any claims or security interests held by creditors or lenders in relation to any of the Assets, (xii) any charge back on any credit cards for amounts collected by the Company prior to the Closing, (xiii) any amounts by which payments received by the Company under the contract contained in Schedule 6.27 are less than those due and owing the Company under such contract for the term of such contract, as well as any breach of the warranty set forth in Section 6.27, (xiv) any Tax liability, including any penalties, interest or preparation fees, as a result of the failure of the Sellers to properly and accurately prepare and file the tax returns, or pay any taxes thereto, required under Section 8.22, (xv) any liability as a result of distributions made pursuant to Section 6.28, and (xvi) any Tax liability resulting from the distribution of Acquisition Shares pursuant to Schedule 3.1(ii).

(b)    The Sellers, jointly and severally to the extent provided in Section 10.2(a), shall indemnify the Buyer if a termination by the Company for cause or by the employee for whatever reason occurs under the Employment Agreements between Buyer, Company and each of Gary Mahieu and Randy Purdy (Exhibits A and B respectively), during the Employment Period, as that term is defined in such Employment Agreements. The Sellers acknowledge that such Employment Agreements are an essential part of this Agreement and that the termination of employment thereunder during the Employment Period would seriously damage the Buyer. Therefore the Sellers agree and acknowledge that the value of the indemnification under this Section 10.1(b) shall be the amount by which the revenues of the Company for Fiscal Years 2005, 2006 and 2007 are each less than the revenues of the Company for Fiscal Year 2004 as set forth in Schedule 6.2(a). Any indemnification amounts due and payable under this Section

10.1(b) shall be reduced by any indemnification payments received by Buyer pursuant to the indemnity provision in Section 10.1(a)(xiii).

(c)    Notwithstanding the terms of this Section 10.1, the shall not be liable to Buyer for the first $50,000 in aggregate claims sustained by Buyer arising out of the provisions of this Section 10.1.

(d)    The indemnification provided in this Section 10.1 shall be the exclusive remedy of the Buyer against the Sellers for all matters described herein, and the exclusive remedy for any related claim the Company may have against any of the Sellers for any such matter, and the Sellers shall have no other liability, at law or in equity, to the Buyer or the Company for any such matter.

10.2    Limitation on Liability.  The liability of the Sellers for indemnification shall be limited as provided in this Section 10.2.

(a)    All indemnification shall be payable as follows: (i) by the forfeiture of the number of Acquisition Shares that represent the value of the indemnification; (ii) if the indemnification exceeds the value of the Acquisition Shares forfeited by the Sellers, then from any proceeds received by Sellers from the disposition of any of the Acquisition Shares, if any; and (iii) if the indemnification exceeds the amount paid to Buyer under clauses (i) and (ii), then Sellers shall pay Buyer an amount equal to the remaining balance of the indemnification up to five hundred thousand dollars ($500,000). The indemnification payable from the sources described clause (i) and clause (ii) shall be several, and not joint, among the Sellers in proportion to the Shares sold by each. The indemnification payable from the amount provided in clause (iii) shall be joint and several among the Seller Shareholders, and payable solely by the Seller Shareholders.

(b)    For purposes of Section 10.2(a)(i), the value of the Acquisition Shares shall be $8.427 per share.

(c)    Sellers indemnification under Section 10.1 shall be limited to the amounts set forth in Section 10.2(a).

(d)    All claims against the Sellers for indemnification must be made within the time period provided in this subsection (d) or the claim shall be forever barred.

(i)    Any claim for breach of the representations and warranties in Section 6.1 may be made at any time.

(ii)    Any claim for breach of the representations and warranties in Sections 6.9, 6.28, 8.21 and 8.22 may be made at any time within the applicable limitation period for assessment of the Tax involved.

(iii)    All other claims for indemnification must be made within one year after the Closing Date.

10.3    Buyer.  Buyer shall indemnify, defend and hold harmless Sellers from and against any and all Claims incurred by the Sellers which arise out of or result from misrepresentation, breach of warranty or breach or non-fulfillment of any covenant of Buyer contained herein or in the Schedules or Exhibits annexed hereto or in any other documents or instruments furnished by Buyer pursuant hereto or in connection with the transactions contemplated hereby or thereby.

10.4    Methods of Asserting Claims for Indemnification.  All claims for indemnification under this Agreement shall be asserted as follows:

(a)    Third Party Claims. In the event that any Claim for which a party (the “Indemnitee”) would be entitled to indemnification under this Agreement is asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly notify the other party (the “Indemnitor”) of such Claim, specifying the nature thereof, the applicable provision in this Agreement or other instrument under which the Claim arises, and the amount or the estimated amount thereof (the “Claim Notice”). The Indemnitor shall have 30 days (or, if shorter, a period to a date not less than 10 days prior to when a responsive pleading or other document is required to be filed but in no event less than 10 days from delivery or mailing of the Claim Notice) (the “Notice Period”) to notify the Indemnitee (i) whether or not it disputes the Claim and (ii) if liability hereunder is not disputed, whether or not it desires to defend the Indemnitee. If the Indemnitor elects to defend by appropriate proceedings, such proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to minimize any risk of additional damage to the Indemnitee; and all costs and expenses of such proceedings and the amount of any judgment shall be paid by the Indemnitor. If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnitor has disputed the Claim, as provided above, and shall not defend such Claim, the Indemnitee shall have the right to control the defense or settlement of such Claim, in its sole discretion, and shall be reimbursed by the Indemnitor for its reasonable costs and expenses of such defense if it shall thereafter be found that such Claim was subject to indemnification by the Indemnitor hereunder.

(b)    Non-Third Party Claims. In the event that the Indemnitee shall have a Claim for indemnification hereunder which does not involve a Claim being asserted against it or sought to be collected by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such Claim to the Indemnitor. If the Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such Claim, the Indemnitor shall pay the amount thereof to the Indemnitee. If the Indemnitor disputes the amount of such Claim, the controversy in question shall be submitted to arbitration pursuant to Section 11 hereof.

(c)    Cooperation of Parties. If either party chooses to defend or participate in the defense of any liability, it shall have the right to receive from the other party, subject to any restriction of applicable law or that may be necessary to preserve the privilege of attorney-client communications, any books, records, or other documents within such other party’s control that are necessary or appropriate for such defense.

(d)    Each Indemnitee shall use reasonable efforts to collect any amounts available under any third-party insurance coverage for any loss for which the

Indemnitee seeks indemnification under this Agreement, and to obtain any waiver of subrogation included in the insurance coverage. All such amounts (less the Indemnitee’s reasonable costs of collection) shall reduce the Indemnitor’s liability for indemnification under this Agreement. If the Indemnitee collects any such amount after the Indemnitor has paid the Indemnitee under any indemnification provision of this Agreement in respect of that loss, the Indemnitee must notify the Indemnitor and reimburse the Indemnitor the extent of the amount collected (less the Indemnitee’s reasonable costs of mitigation) promptly after the amount is collected.

11.    TERMINATION.

The obligation of the parties hereto to consummate the purchase and sale contemplated hereby may be terminated:

(a)    At any time by the mutual consent of Buyer and Sellers;

(b)    By Buyer (if not then in material breach of this Agreement), if the conditions set forth in Section 9.2 of this Agreement shall not have been satisfied on or before October 18, 2005, and by Sellers (if not then in material breach of this Agreement), if the conditions set forth in Section 9.3 of this Agreement shall not have been satisfied on or before October 18, 2005; or

(c)    By either Buyer or Sellers, if on or before October 10, 2005, the transactions contemplated by this Agreement are enjoined by a court of competent jurisdiction and such injunction is final, permanent, and non-appealable.

(d)    By Buyer if the closing sales price for Buyer’s common stock is below $5.00 per share for any period of five consecutive trading days during the twenty consecutive trading days prior to the Closing Date.

In the event of the termination of this Agreement pursuant to this Section 11, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers, or stockholders to any other party (with respect to the payment of its expenses or otherwise), except as provided in Sections 8.3, 8.4, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, 8.19, 8.20, and 8.21 hereof, which provisions shall survive the termination of this Agreement. Notwithstanding the foregoing, a termination pursuant to this Section 11 shall not relieve a party who deliberately and willfully failed to comply with any agreement or covenant in this Agreement prior to the date of termination, or who knowingly misrepresented or breached a warranty, of liability for any such deliberate and willful failure to comply with any agreement or covenant in this Agreement prior to the date of termination or any knowing misrepresentation or breach of warranty, or constitute a waiver of any claim with respect thereto.

12.    ACTION BY SELLERS.

All Sellers are required to unanimously agree upon taking any action under this Agreement and any action taken by the Sellers under this Agreement shall be on behalf of all Sellers for all purposes, including but not limited to any legal claims, arbitration, an indemnity claim, termination, assignment, amendment or waiver.

13.    NOTICES.

All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy, or prepaid first class registered or certified mail, return receipt requested, to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein:

If to Buyer, to:	Smart Online, Inc. 2530 Meridian Parkway, 2nd Floor Durham, NC 27713 Fax: 919-765-5020

If to the Sellers, to:	Gary Mahieu iMART Incorporated 1593 Galbraith Ave. SE, Ste 202 Grand Rapids, MI 49546 Fax: 616-949-4570

With a Copy to:	Fredric N. Goldberg Mika, Meyers, Becket & Jones 900 Monroe Ave NW Grand Rapids, MI 49503-1423 Fax: 616-632-8002

Any such notices shall be effective when delivered in person or sent by telecopy, one business day after being sent by overnight delivery, or three business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

14.    MISCELLANEOUS.

14.1    Nature of Representations and Warranties.  All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants, and agreements contained in this Agreement or at the Closing of the transactions herein provided for, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises, or information, written or oral, made by the other party or parties or any other person shall not be deemed a waiver of any breach of any such representation, warranty, covenant, or agreement.

14.2    Survival of Representations.  All covenants, agreements, representations, and warranties made herein shall survive the Closing Date. All covenants and agreements by or on behalf of the parties hereto that are contained or incorporated in this Agreement shall bind and inure to the benefit of the successors and assigns of all parties hereto.

14.3    Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters, and understandings relating to the subject matter hereof.

14.4    Amendment.  This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement, or modification is sought.

14.5    Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

14.6    Choice of Law; Venue.  This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware. Any action, suit or proceeding against any of the parties hereto arising under or relating in any way to this letter or any transaction contemplated hereby may be commenced and maintained only in the United States District Court for the State of Delaware. Each party irrevocably consents to the personal jurisdiction of the foregoing state and federal courts, agrees that Delaware, is an appropriate venue for any such action, suit, or proceeding, such courts, each of the parties hereto consents to the jurisdiction of each such court in respect of any such action, suit or proceeding. Each of the parties hereto further irrevocably consents to the service of process in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail postage prepaid, return receipt requested, or by a nationally-recognized overnight courier, to such party at its addresses provided for notices hereunder.

14.7    Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.8    Construction.  The parties hereto and their respective legal counsel participated in the preparation of this Agreement, therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

14.9    Effect of Waiver.  The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

14.10    Severability.  The invalidity, illegality, or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality, or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

14.11    Binding Nature.  This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

14.12    No Third-Party Beneficiaries.  No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

14.13    Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

14.14    Facsimile Signature.  This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.

14.15    Rules of Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SMART ONLINE, INC.	iMART INCORPORATED

BY: /s/ Michael Nouri	BY: /s/ Gary Mahieu
NAME: Michael Nouri	NAME: Gary Mahieu
TITLE: President	TITLE: President

SELLERS

/s/ Gary Mahieu
Gary Mahieu

/s/ Christine Mahieu
Christine Mahieu

/s/ Hak Jae R. Chung
Hak Jae Robert Chung